UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: June 17, 2008

(Date of Earliest Event Reported)

PENN VIRGINIA CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Virginia	1-13283	23-1184320
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Three Radnor Corporate Center, Suite 300 100 Matsonford Road, Radnor, Pennsylvania	19087
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (610) 687-8900

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On June 17, 2008, Penn Virginia Resource LP Corp. (“LP Corp”) and Kanawha Rail Corp. (“KRC”), each a wholly-owned subsidiary of Penn Virginia Corporation (“PVA”), entered into a Units Purchase Agreement with Penn Virginia Resource Partners, L.P. (“PVR”), pursuant to which (i) PVR will purchase, and LP Corp will sell, 564,694 common units of Penn Virginia GP Holdings, L.P. (“PVG”) currently owned by LP Corp and (ii) PVR will purchase, and KRC will sell, 1,445,301 common units of PVG currently owned by KRC. The aggregate purchase price for the PVG common units to be purchased and sold pursuant to the Units Purchase Agreement will be $61,750,020. The consummation of the purchase and sale of such PVG common units is contingent upon, and shall occur simultaneously with, the closing of PVR’s acquisition of substantially all of the assets of Lone Star Gathering, L.P.

PVA currently indirectly owns the non-economic general partner interest in PVG and an approximately 82% limited partner interest in PVG. PVG currently owns the 2% general partner interest in PVR and an approximately 38% limited partner interest in PVR.

This announcement is neither an offer to sell nor a solicitation to buy any of the PVG common units and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful. These securities will not be registered under the Securities Act of 1933 or any state securities laws and unless so registered, may not be offered or sold except pursuant to an exemption from the registration requirements of the Securities Act of 1933 and any applicable state securities laws.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 18, 2008

Penn Virginia Corporation

By:	/s/ Nancy M. Snyder
Name:	Nancy M. Snyder
Title:	Executive Vice President and Chief Adminstrative Officer